Exhibit 99.1

Four Oaks Fincorp, Inc. Announces Release from 2011 Written Agreement

FOUR OAKS, N.C.--(BUSINESS WIRE)--August 4, 2015--Four Oaks Fincorp, Inc. (OTCQX: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced that the Company and Bank have been released from the Written Agreement dated May 24, 2011 with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks.

Working closely with its regulatory partners, the Company has been able to demonstrate substantial business and risk management progress and was deemed in compliance with the twenty point Written Agreement. The Company’s 2014 capital raise, continued asset quality improvements, and implementation of the asset resolution plan were critical to the Bank’s ability to demonstrate the required compliance. At the same time, the Bank has entered into a more narrow, three point Written Agreement only with the Federal Reserve Bank of Richmond that is unrelated to the Bank’s financial condition. This agreement covers the preparation and implementation of programs related to board oversight, review of new products and services, and ongoing customer monitoring. The Bank has already made strides in improving these areas and believes that it will be able to demonstrate full compliance with this agreement in the future.

President and Chief Executive Officer David H. Rupp stated, “This has been an important quarter for our Bank. Following the announcement of record earnings, we were able to reach agreement with our regulatory partners to lift the Written Agreement from 2011. This action reflects improvements in our capital position, asset quality, and governance. We will continue to work diligently to improve the Bank across all areas. We are very thankful for the support of our customers, our communities and our fine team members who have remained loyal to the Bank as we have worked through these changes.”

With $722 million in total assets as of June 30, 2015 the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its sixteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO), Apex (LPO) and Southern Pines (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current beliefs and assumptions and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control, and which may cause results to differ materially from expectations. For a discussion of the most significant risks and uncertainties associated with the Company’s business, please review the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
David H. Rupp, President and Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177